Exhibit 10.2

PERSONAL AND CONFIDENTIAL

TO:	«FULL_NAME»

FROM:	C. Dowd Ritter

DATE:	«DATE»

RE:	Stock Option Grant

I am pleased to inform you that AmSouth Bancorporation, on «DATE», granted you options to purchase a total of              shares of its common stock at the option price of $             per share, which was the Fair Market Value of each share of common stock on the date of grant. The value of these options will be determined by the amount of any appreciation in the price of stock in the future, which in turn is dependent upon our ability to continue performing well as a company.

Your option was granted to you under the 1996 Long Term Incentive Compensation Plan (the Plan). References to defined terms in the Plan are capitalized in this memorandum. The prospectus for the Plan and the Plan document itself are obtainable by logging on to the Executive Web Site via your office personal computer at [insert web site]. If you do not have access to a personal computer and/or the Executive Web Site and would like a copy of the plan document and prospectus, please contact Special Compensation at [insert phone number]. Please refer to this information for a complete explanation of how the Plan works. In addition, please retain a copy of this memorandum so that you will have a record of the specific terms of your grant. This memorandum is your Award Agreement under the Plan.

Your options may consist of both “incentive stock options” which qualify for certain favorable tax consequences for you, as well as “nonqualified stock options” which do not qualify for those tax consequences. For a description of the tax consequences to you, please refer to the prospectus for the Plan. One important difference between incentive stock options and nonqualified stock options is that upon the exercise of a nonqualified option you are automatically deemed to incur taxable income at ordinary income tax rates. Please consult your tax advisor to determine how these differences affect you.

The type and vesting schedule for your options is set forth in the chart below:

Date	Number of Incentive Option Shares Vesting and Becoming Available for Exercise	Number of Nonqualified Option Shares Vesting and Becoming Available for Exercise
____________________	____________________	____________________
____________________	____________________	____________________
____________________	____________________	____________________
Total

«FULL_NAME»

«DATE»

The last day on which you can exercise any of these options is «DATE». The period of time from «DATE» to «DATE» is known as the Option Period. Your options will fully vest and become immediately exercisable upon (i) your death, (ii) your employment with AmSouth ceasing because of Disability, (iii) your Retirement or (iv) a Change in Control. The amount of time you have to exercise your vested options after these and certain other events is set forth in Section 6.9 of the Plan. If you cease to be employed by AmSouth for any other reason, any unvested options will be forfeited as of the date of your termination of employment, notwithstanding that under the terms of the Plan as noted above; you may have additional time after ceasing employment in which to exercise any other options that have previously vested.

You may exercise your option in whole or part by submitting a completed stock option exercise form also obtainable via the Executive Web Site or by calling Special Compensation at [insert phone number]. You may pay the option price due at exercise (i) in cash or by check, (ii) by tendering previously owned unrestricted shares of AmSouth Bancorporation common stock having an aggregate fair market value at the time of exercise equal to the total option price if you have held such shares for at least six months, or (iii) by a combination of (i) and (ii). You may also make cashless exercises (a simultaneous exercise and sale). (However, your ability to make cashless exercises may be affected by the federal securities laws. For example, because a cashless exercise involves a sale of AmSouth securities on your behalf, such a transaction would not be permissible if at the time of the transaction you were in possession of undisclosed, material information concerning AmSouth. Please consult with the Law Department if you have any questions concerning your ability under the securities laws to make a cashless exercise at any time.) Upon exercise of the Option, you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that you would otherwise receive, to the extent and in the manner allowed by the Plan.

I congratulate you on your award. Thank you for your service to AmSouth!

CDR/drw

Enclosures

Received and accepted this          day of                                         ,         .

(Signature)